Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Atlis Motor Vehicles Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other	45,733,881 (3)	$7.00 (4)	$320,137,167	.0001102	$35,279.12
Total Offering Amounts					$320,137,167		$35,279.12
Total Fee Offsets							-
Net Fee Due							$35,279.12

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(1) Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of Class A common stock of Atlis Motor Vehicles Inc. (the “Registrant”) that become issuable under the Atlis Motor Vehicles Inc. Employee Stock Option Plan (the “Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock.

(3) This Registration Statement covers 45,733,881 shares of Class A common stock issuable pursuant to options granted under the Plan with a weighted average exercise price of $7.00.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of the options granted under the Plan.